Exhibit 23.2

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in this Registration Statement of The Pantry, Inc. on Form S-4 of our report dated December 4, 2003 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards (“SFAS”) No. 143, Accounting for Asset Retirement Obligations, on September 27, 2002, and the adoption of SFAS No. 142, Goodwill and Other Intangible Assets, on September 28, 2001), included in the Annual Report on Form 10-K of The Pantry, Inc. for the year ended September 25, 2003, and to the use of our report dated December 4, 2003, appearing in the Prospectus, which is part of this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Prospectus.

/s/    DELOITTE & TOUCHE LLP

DELOITTE & TOUCHE LLP

Raleigh, North Carolina

April 30, 2004